Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Joshua Justice (“Shareholder”), Christine Justice (“Ms. Justice”) (collectively, the “Justices”), on one side, and Daedalus Ecosciences, Inc. (“Daedalus”), Malachite Innovations, Inc., (“Malachite”), Range Environmental Resources, Inc. (“RER”), and Range Natural Resources, Inc. (“RNR”) (collectively, the “Companies”) on the other.

RECITALS:

A. Shareholder has been employed by RNR and RER as President and, along the Companies, agrees, subject to the terms and conditions herein, to terminate his employment from this position, and any other positions he made have held at RNR or RER, effective June 30, 2022 (the “Date of Termination”).

B. Ms. Justice, a former employee of RER and wife of Shareholder, voluntarily enters into this Agreement and accepts the terms and conditions that inure to her benefit directly and indirectly vis-à-vis her husband, pursuant to the terms and conditions herein.

C. The Justices acknowledge that a dispute (the “Dispute”) has arisen between them and the Companies regarding certain actions taken by the Justices prior to execution of the Share Purchase Agreement entered into by and among the Shareholder and Daedalus, among others, dated as of May 11, 2022 (the “SPA”), which is incorporated herein by reference.

D. The Companies and the Justices mutually desire to establish and agree upon the terms and conditions of Shareholder’s separation from service and the resolutions of Shareholder’s obligations in light of the Dispute.

In consideration of the mutual promises and obligations set forth herein, Shareholder, Ms. Justice and the Companies hereby agree as follows:

1. Termination for Cause and Share Buyback. Shareholder expressly agrees that his termination from employment, mutuality notwithstanding, is for Cause as that term is defined in Section 1 of the SPA, and agrees that:

(a) Pursuant to Section 6.10 (a) and (b) of the SPA, Daedalus, on the Date of Termination, exercised its option to purchase any and all “Shares”, as that term is defined in the Recitals of the SPA, held or owned by Shareholder (or, by extension, Ms. Justice), for the total sum of one dollar and no cents ($1.00) (the “Share Purchase Price”).

(b) Shareholder, on July 12, 2022, pursuant to Section 6.10(b) of the SPA, shall sell any and all Shares held by Shareholder (or, by extension, Ms. Justice) to Daedalus for the Share Purchase Price and thereby cease to be a shareholder of either RNR or RER.

2. Shareholder’s Indemnity for Material Breach. In connection with a resolution of the Dispute as embodied by this Agreement, Shareholder acknowledges his obligation to indemnify Daedalus and Malachite as per Section 7.2 of the SPA and, in light of that obligation, agrees:

(a) to repay to Daedalus, in a lump sum payment, Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) on July 12, 2022; and

(b) to immediately transfer and deliver to Malachite Five Million (5,000,000) shares of Malachite’s Common Stock (as that term is defined in Section 2.2 of the SPA) which he received pursuant to the SPA and, as a result, his ownership of the Malachite Common Stock shall be deemed null and void and his ownership right via book entry form, via ledger entry, be unconditionally revoked.

3. Mutual Release of Claims.

(a) In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, the Companies and each on its own behalf and on behalf of each of its affiliates, direct and indirect parent companies, their respective subsidiaries and affiliates, and each of their respective present, former and future officers, directors, shareholders, managers, members, employees and agents in their respective capacities as such, and the heirs, executors, administrators, successors and assigns of each of them (collectively, the “Releasors”) hereby irrevocably, unconditionally and generally release and discharge Shareholder, Ms. Justice, their employees and agents in their respective capacities as such, as well as their heirs, executors, administrators, successors and assigns (collectively, “Shareholder Releasees”), to the fullest extent permitted by law, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, equity, arbitration or otherwise, which against the Shareholder Releasees, or any of them, the Releasors ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, from the beginning of the world to the date of this Agreement, including, Shareholder’s employment or affiliation with any of the Releasors, and any services provided by Shareholder to the Releasors and any of its affiliates, and including, but not limited to, claims under federal, state or local laws, statutes or ordinances, including any claim of tort or contract, or common law claims thereunder (collectively, the “Company Released Claims”). Anything in this Release to the contrary notwithstanding, nothing contained in this release shall be a waiver of any rights, and the Company Released Claims shall not be deemed to include any rights (a) to indemnification for harm caused by the commission of any fraud or misappropriation by Shareholder or Ms. Justice but not yet discovered by the Companies, (b) to remedy any cognizable harms caused by Shareholder and Ms. Justice, in common law or statute, arising after the execution of this Agreement or (c) arising under this Agreement.

(b) In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Shareholder and Ms. Justice hereby unconditionally and irrevocably release and forever discharge, to the fullest extent applicable law permits, the Companies and each on its own behalf and on behalf of each of its affiliates, direct and indirect parent companies, their respective subsidiaries and affiliates, and each of their respective present, former and future officers, directors, shareholders, managers, members, employees and agents in their respective capacities as such, and the heirs, executors, administrators, successors and assigns of each of them (the “Company Releasees”), from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that they have, may have or may be entitled to from or against the Company Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Shareholder’s or Ms. Justice’s employment with or termination of employment from the Companies, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Company Releasees (together, the “Shareholder Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) arising from any breach or failure to perform this Agreement, or (iii) that cannot be waived by law.

(1)	The parties intend this release to cover any and all Shareholder Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Company Releasees, and/or by any acts or omissions of any of the Company Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Company Releasees’ real or alleged waivable legal obligations to Shareholder with the specific exceptions noted above.

(2)	Shareholder and Ms. Justice expressly agree that neither they nor any person acting on their behalf will file or permit to be filed any action for legal or equitable relief against the Company Releasees involving any matter related in any way to her employment with, or termination from employment with the Companies, its predecessors, successors, assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations. In the event that such an action is filed, Shareholder and Ms. Justice agree that the Company Releasees are entitled to legal and equitable remedies against them, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Shareholder with the Equal Employment Opportunity Commission or for any action for a claim arising after the date this Agreement is executed. Should Shareholder file a charge with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Company Releasees based on any Shareholder Released Claim, Shareholder agrees not to seek or accept any resulting relief whatsoever.

(3)	Shareholder and Ms. Justice represent and warrant that as of the date of execution of this Agreement neither has any knowledge of any unlawful activity by the Companies

(c) The parties expressly agree and understand that mutuality of the release is an essential part of this Agreement and if Shareholder or Ms. Justice, notwithstanding this Section 3, initiate a lawsuit of any sort except those identified in Section 3(b)(i), (ii) or (iii), the Companies are relieved from any and all obligations arising from this Section 3 of the Agreement; provided, however, that notwithstanding the forgoing, it is expressly understood that all remaining sections of this Agreement shall remain in full force and effect in the event the circumstances described in this Section 3(c) occur.

4. Confidentiality and Non-Disclosure. Shareholder and Ms. Justice acknowledge that the Companies have previously provided them with Confidential Information, and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Companies. Shareholder and Ms. Justice further acknowledge that the preservation and protection of Confidential Information is an essential and ongoing part of this Agreement and that each of them has a duty of fidelity and trust to the Companies in handling Confidential Information. Shareholder and Ms. Justice shall not knowingly disclose or make available to any other person or entity, or use for their own personal gain, any Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Companies, or in which property rights have been assigned or otherwise conveyed to the Companies, which information, data or knowledge has commercial value in the business in which the Companies are engaged, except such information, data or knowledge that (a) becomes generally available to the public other than as a result of a violation of the terms of this Agreement, (b) is authorized by notice in writing from the Companies for release by Shareholder or Ms. Justice, or (c) is required by law or legal process (in which case Shareholder or Ms. Justice shall notify the Companies of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

5. Undertakings By Shareholder and Ms. Justice. Shareholder and Ms. Justice agree that immediately upon their execution of this Agreement each of them will deliver to the Company (and will not keep in either of their possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by the Justices, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other property of Daedalus, Malachite, or the Companies; or, if he not in possession of any such items or Confidential Information, confirm same in a writing to the Companies.

6. Non-Solicitation and Non-Competition.

(a) In consideration of the promises and releases provided under this Agreement, the sufficiency of which is expressly acknowledged, Shareholder and Ms. Justice agree that for the twenty four (24)-month period following the Date of Termination neither of them shall:

(1)	Without the prior written consent of the Chief Executive Officer of Malachite, directly or indirectly, employ any person (whether as a W-2 employee or independent contractor) who is or was an employee of the Companies at any time in the twenty four (24)-month period immediately preceding the Date of Termination.

(2)	Solicit, attempt to solicit the business, or accept any business from any current customer of the Companies.

(b) In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Shareholder and Ms. Justice agree that for the twenty four (24)-month period following the Date of Termination they will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name, solvency or business reputation of the Company Releasees.

(c) Shareholder and Ms. Justice acknowledge that they have received valuable consideration from the Companies as provided in this Agreement in the form of the release in Paragraph 3(a) and the covenants and undertakings set forth in Sections 4, 5, and 6, that the consideration provided by the Companies gives rise to an interest of the Companies in restraining Shareholder and Ms. Justice from engaging in the conduct described in Sections 4, 5 and 6 of this Agreement and that the restrictive covenants and undertakings are designed to enforce the Companies’ consideration provided under this Agreement. Additionally, Shareholder and Ms. Justice acknowledge that the restrictive covenants contain limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect the Companies’ relationships with its customers, goodwill or other legitimate business interests of the Companies, including, but not limited to, the Companies’ need to protect their Confidential Information. During the twenty four (24)-month period following the Date of Termination, the Companies may, and reserve the right to, notify any person or entity employing or contracting with Shareholder and Ms. Justice or evidencing an intention of employing or contracting with Shareholder and Ms. Justice of the existence and provisions of this Agreement and the circumstances giving rise to this Agreement; provided, however, the Companies have no intention of disclosing the foregoing so long as Shareholder and Ms. Justice comply with the restrictions provided in Sections 4, 5, and 6 of this Agreement.

(d) It is expressly understood by all parties that this Section 6 is intended to replace and supersede the restrictive covenants contained in Section 6.6 of the SPA as applicable to Shareholder.

7. Enforcement of Covenants and Undertakings. In the event the Companies determine reasonably and in good faith that Shareholder and Ms. Justice have breached any term of Paragraph 4, 5 or 6 of this Agreement, in addition to any other remedies at law or in equity the Companies may have available to it, it is agreed that the Companies shall be entitled, upon application to any court of competent jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate, or (c) posting any bond with respect thereto) against Shareholder and Ms. Justice prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

8. Miscellaneous Provisions.

(a) Shareholder hereby resigns from all other director and officer positions held with the Companies, if any, effective on the Date of Termination.

(b) Shareholder and Ms. Justice shall cooperate, at the reasonable request of the Companies (i) in their review of any business matter or expenditure for which Shareholder or Ms. Justice had authority or responsibility during their employment with RNR and RER, or (ii) with respect to any other matter involving the Companies or any of their respective Affiliates for which Shareholder or Ms. Justice may be of assistance. It is expressly understood that Shareholder and Ms. Justice, in their execution of the foregoing duties, may be required to travel reasonable distances and/or obtain and transfer personal and business records relating to their employment and performance of work duties while employed by RNR and/or RER.

(c) Failure on the part of the Companies or Shareholder at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.

(d) The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

(e) All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile or email to the facsimile number or email address given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Shareholder or Ms. Justice:

Joshua Justice

488 Zatto Lane

Danville, WV 15053

Email: joshua_justice@cmli.net

If to the Companies:

c/o Malachite Innovations, I.nc

200 Park Avenue, Suite 400

Orange Village, Ohio 44122

Attn: Michael Cavanaugh

Email: mrc@malachiteinnovations.com

9. Entire Agreement. Shareholder, Ms. Justice, and the Companies agree and acknowledge that this Agreement together with the terms of the SPA not contradicted herein, and any exhibits and attachments hereto contains and comprises the entire agreement and understanding between the parties with respect to Shareholder’s termination of employment with the Company, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Shareholder and a duly authorized agent of the Companies. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Shareholder, Ms. Justice, and the Companies. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.

10. Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, but without giving effect to the principles of conflict of laws of such State. The parties agree that venue and jurisdiction for any litigation arising out of or related to this Agreement or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Ohio.

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I HAVE READ THE FOREGOING SEPARATION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:	By:
Joshua Justice

Date:	By:
Christine Justice

-And-

Daedalus Ecosciences, Inc.

Date:	By:
Michael Cavanaugh

	Its:	Chief Executive Officer

Malachite Innovations, Inc.

Date:	By:
Michael Cavanaugh

	Its:	Chief Executive Officer

Range Environmental Resources, Inc.

Date:	By:
Michael Cavanaugh

	Its:	Chief Executive Officer

Range Natural Resources, Inc.

Date:	By:
Michael Cavanaugh

	Its:	Chief Executive Officer

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